Exhibit 99.4

SMAAASH Entertainment, Inc. Announces Pursuant to Closing of Transaction with SMAAASH Entertainment Private Limited, Common Stock Began Trading on NASDAQ Under the Ticker Symbol “SMSH”

SMAAASH Entertainment, Inc. to Commence Developed eSports Strategy

New York, NY - November 26, 2018 - SMAAASH Entertainment Inc. (NASDAQ: SMSH) (the “Company”), previously announced that it has successfully consummated its transaction with SMAAASH Entertainment Private Limited (“SMAAASH”). As part of the transaction, the Company changed its name to “SMAAASH Entertainment Inc.” and began trading November 23, 2018 on NASDAQ under the ticker symbol “SMSH”.

SMAAASH, the brainchild of successful serial entrepreneur Shripal Morakhia, is a global virtual reality gaming and sports entertainment company. SMAAASH has grown by developing a specialized innovation ecosystem that has ensured that all physical, digital and virtual games are based on proprietary technology.

The Company will majority own and control all new, future US-located SMAAASH family entertainment centers, and all SMAAASH eSports center operations, including SMAAASH Digital, as they develop. The Company owns a minority stake in the India-based SMAAASH Entertainment Pvt. Ltd., which currently owns and operates 39 family entertainment centers. Pursuant to this transaction, the Company has a right to invest and build a larger stake in SMAAASH over the next 30-60 days.

SMAAASH centers provide a specialized sports and extreme sports experience based on the company’s Virtual Reality, Mixed Reality and simulation-based technologies and games. The Company plans to launch three dedicated eSports centers in the U.S. by March 2019, with four more to follow by December 2019, and monetize its audience through specialized fan engagement programs.

In addition to the continued roll out of SMAAASH centers, proprietary content, and dedicated eSports centers, the Company plans in the coming months include developing, owning, and managing high performing eSports teams with the overall goal of becoming an international hub for eSports fans from click to brick.

“I am pleased to announce the closing of our transaction with SMAAASH Entertainment, Inc.,” said Shripal Morakhia, CEO and Chief Imagination Officer of SMAAASH. “We believe that the public platform provided by the Company will enhance our visibility and boost our growth plans as we seek to build out our network of sports centers.”

“This model has been well proven in major metropolitan areas throughout India and the United States, addressing major secular trends as malls transition into experience centers. The departure of legacy mall tenants enables us to secure prime real estate at highly competitive rates while simultaneously providing those malls with a significant increase in foot traffic and potential spend.”

“I am particularly enthused with our aggressive efforts in the eSports space, addressing an industry expected to grow to $1.7 billion in annual revenues by 2021. I strongly believe that our goal to create a fully integrated eSports platform, encompassing the development, ownership and management of eSports teams at all competitive levels, paired with the strategic integration of social influencers, a specialized content strategy and various contests and scholarships at our planned eSports locations, will drive the creation of a significant fan base which we plan to monetize with using internally developed fan engagement initiatives while concurrently establishing the Company as a thought leader within the eSports industry. We expect these efforts to not only provide the Company with a significant first mover advantage, as we strive to revolutionize the way people view entertainment, but offer notable synergies with the family entertainment centers, many of which will contain a dedicated in-house eSports arena.”

“I look forward to sharing more of our growth story, at upcoming investor conferences, including the 11th Annual LD Micro Main Event in Los Angeles,” concluded Morakhia.

F. Jacob Cherian, CEO and Founder of SMAAASH Entertainment, Inc. said, “SMAAASH redefines sports entertainment with its ability to infuse its technology-rich experience to entertain customers worldwide. SMAAASH operates in the entire gaming ecosystem: making its own games, operating its centers, selling games to marquis global clients, and leveraging its digital platform. Further, SMAAASH is well positioned to capitalize on attractive growth areas such as eSports.”

About SMAAASH Entertainment Inc.:

SMAAASH Entertainment Inc. (f/k/a I-AM Capital Acquisition Company) (NASDAQ:SMSH), Co-Founded and led by CEO F. Jacob Cherian and CFO Suhel Kanuga, was a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company raised $52.7 million in its August 2017 initial public offering. The Company completed its transaction with SMAAASH Entertainment Pvt. Ltd. on November 20, 2018.

About SMAAASH Entertainment Pvt. Ltd.:

SMAAASH is a global entertainment company offering interactive sports experiences and virtual reality gaming technology. SMAAASH is founded by Shripal Morakhia, a visionary Indian entrepreneur. SMAAASH presently operates world-class entertainment centers across 39 locations in India, and one international center in the U.S. SMAAASH’s core concept is to offer an interactive, immersive and fun experience to customers at its centers, blending Augmented Reality and Virtual Reality and other games, indoor sports simulation entertainment, and attractive food and beverage options, customized to the tastes and preferences of a diverse set of customers across age groups, genders and backgrounds, including corporate customers, families, friends and children.

SMAAASH Labs, the research and development division of SMAAASH, currently employs over 47 engineering professionals who have designed and built over 60 VR, AR, and simulator games to-date, including interactive sports experiences such as the world’s first 360-degree cricket simulator. As a pioneer in the fields of sports simulation, proprietary gaming and virtual reality entertainment, SMAAASH games are currently in use in 30 countries around the globe. More information about SMAAASH can be found on www.SMAAASH.in and www.SMAAASHusa.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including the ownership of SMAAASH Centers, the development and launch of eSports centers, the building of a larger stake in SMAAASH, and owning and managing high performing eSports teams. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s definitive proxy statement filed with the SEC on September 19, 2018, as amended. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

INVESTOR RELATIONS CONTACT:

SMAAASH Entertainment, Inc.

Roman Franklin

roman@SMAAASHinc.com

561-819-8586

MZ North America

Chris Tyson

Managing Director

949-491-8235

SMSH@mzgroup.us

Luke Zimmerman

Senior Associate

949-259-4987

SMSH@mzgroup.us